[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.6

SECOND AMENDMENT TO SUPPLY AND MANUFACTURING AGREEMENT

This Second Amendment (“Second Amendment”) to the Supply and Manufacturing Agreement dated April 1, 2017 between Cerus Corporation (“Cerus”) and Porex Corporation (“Porex”) as previously amended (the “Agreement”) is made this 21st day of December 2021 (the “Amendment Effective Date”).

RECITALS

A. Cerus and Porex have agreed to extend the Agreement, include provisions for purchase requirements, and make certain changes to the forecast, expansion, and capacity provisions in the Agreement;

B. Cerus and Porex have also mutually agreed to modify the pricing set forth on Exhibit D.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree to amend the Agreement as follows:

1.
A new Section 1.1.3 is added to the Agreement that reads as follows:

“Subject to the terms and conditions of this Supply Agreement, Cerus shall purchase no less than [*] exclusively from Porex; provided, however, that the foregoing obligation of Cerus shall apply solely with respect to Components used in the manufacture of Products that are [*]. Provided that Porex is not in breach of any of the material provisions of the Agreement, Cerus shall [*] (such [*], the “[*]”).”

2.
Any reference to a rebate or Rebate is stricken from the Agreement. In addition and effective as of January 1st, 2022, Exhibit D is replaced with Exhibit D to this Amendment.

3.
Any reference to “Short Term Forecast” in the Agreement shall be interpreted as referring to Cerus’ monthly Forecast (as defined in paragraph 4 below of this Second Amendment).

4.
Section 1.3 is deleted in its entirety and replaced with the following:

“Forecasts/Purchase Orders. In order to assist Porex in its production planning of Components, Cerus will provide to Porex during the Term of this Supply Agreement a rolling 12-month forecast by Component product code, which forecast shall include monthly delivery dates (the “Forecast”) and the first [*] months (“Purchase Order Period”) of which will constitute a firm purchase order (such portion, a “Purchase Order”) for such Purchase Order Period. With respect to the first Purchase Order Period following the Amendment Effective Date hereof, the Parties shall refer to the last forecast provided by Cerus under the Agreement,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

prior to the Second Amendment. At or before the [*] of each month, starting January 1, 2022, Cerus shall deliver an updated Forecast, of which, in addition to the first [*] months, which shall be as was set forth in the previous Forecast’s Purchase Order Period, the [*] will constitute a firm purchase order. Within [*] after receipt of each Forecast, Porex shall provide to Cerus: (a) written confirmation of its ability to meet the monthly requirements in the Forecast; (b) a good faith estimate of the additional Raw Materials (as defined below), if any, needed by Porex to manufacture the forecasted quantity of Components; and (c) the latest date by which such Raw Materials must be received by Porex to meet Cerus’ projected delivery schedule (subclauses “(b)” and “(c)”, the “Raw Material Projections”). Porex shall not unreasonably reject Cerus’ monthly requirements in the Forecast. In no event shall any Purchase Order without written approval from Porex: require delivery of more than [*] units of [*] and [*] units of [*] in any single month (the “Porex Capacity Limitations”).”

5.
A new Section 1.4.3 is added that reads as follows:

“Supply Failure. In the event that Porex, for any reason other than [*], has been or will be unable to timely supply Components meeting the Specifications and warranties contained in Section 9.1 in the following quantities: (a) at least [*]; or (b) at least [*], Porex shall be deemed to have suffered a “Supply Failure”, and upon Cerus notifying Porex of such Supply Failure, Porex shall provide to Cerus (a) a written action plan detailing the steps Porex will undertake to remedy the Supply Failure; (b) the timeline over which such action plan will occur; and (c) the target date to which Porex believes, in good faith, it will resolve the Supply Failure and/or resume its production of Components (such target date, the “Committed SF Date”) (the foregoing subsections (a) through (c) shall be the “SF Report”). If (1) Porex does not timely provide to Cerus the SF Report, (2) the Committed SF Date is more than [*] following [*], or (3) Porex fails to [*] within [*] following [*], and such inability is [*] then [*]. In all cases, Porex shall exercise its best efforts to resume production as quickly as possible and shall keep Cerus informed in writing of its progress toward that end. In the event that Cerus [*] and Porex resolves the Supply Failure prior to [*], then [*].”

6.
A new section 1.4.4 is added that reads as follows:

“Last Time Buy. For purposes of this Supply Agreement, the following shall each be deemed a “Last Time Buy Trigger”: (a) during the [*] immediately prior to the expiration of this Supply Agreement, (b) in the event that the Parties mutually agree to terminate the Agreement, or (c) in the event of any discontinuance of Porex supplied raw material, reagent, component or other ingredient of the Components. In the event of a Last Time Buy Trigger, Cerus may, in its sole discretion, submit orders for Components or place orders for Components through its Designee, which orders shall be deemed accepted by Porex to the extent the number of units of Components so ordered does not exceed the then-current Porex Capacity Limitation. Porex shall satisfy any such order as soon as reasonably practicable, and in any event Porex shall deliver [*] of the number of units of Components ordered pursuant to this Section 2.6 no later than [*] after the date of such order and shall deliver all remaining Components ordered

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

pursuant to this Section 2.6 over a period no longer than [*] after the date of such order.”

7.
Section 2.1 Capacity is replaced with the following:

“Porex represents that as of the date of the Second Amendment, its annual capacity for the production of Components is consistent with the Porex Capacity Limitations. Porex agrees not to reduce the foregoing capacity during the Term. Further, in the event that additional capacity in excess of the Porex Capacity Limitations is required to meet Cerus’ production demands for Components, and as agreed to in advance by Porex (which agreement shall not be unreasonably withheld, delayed or conditions) following a review of the business case for such expansion, Porex shall undertake any equipment and/or facility improvements and associated validation activities, subject to a cost sharing plan agreed to by the Parties, necessary to meet Cerus’ increased demand forecasts on the timelines required.”

8.
Section 11 and Exhibit I are removed in their entirety.

9.
Section 12.1 of the Agreement is replaced with the following:

“Unless terminated earlier pursuant to this Section 12, the term of this Agreement shall run through December 31st, 2024 (the “Term”). Any additional renewals beyond the Term shall be subject to the mutual written agreement of the Parties.”

10. Exhibit G “Raw Material Target Usage Rates” is amended so the Grams Raw Material/Unit for [*] reads [*].

11.
References to “the “Quality Agreement” in the Agreement refer to the then current Quality Agreement executed and signed by both parties.

12.
For purposes of Section 13.2 of the Agreement, Cerus’ information shall be updated as follows:

If to Cerus:

Chief Executive Officer

Cerus Corporation

1220 Concord Ave

Concord, CA 94520

cc: Chief Legal Officer

Except as amended herein, the Agreement shall remain in full force and effect. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Second Amendment to be signed, all as of the date first written above.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Porex: Porex Corporation By: /s/ Robert L. Carpio III Name: Robert L. Carpio III Title: President Date: __21 Dec 2021_____________	Cerus: Cerus Corporation By: /s/ Kevin D. Green Name: Kevin D. Green Title: VP Finance and CFO Date: _12/21/2021_______________

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

EXHIBIT D

Pricing

[*]